March 1, 2020

Charles F. McCain

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Advisory Fee Waivers – March 1, 2020 through February 28, 2021

Dear Mr. McCain:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to reduce our advisory fee with respect to each such Harbor fund until February 28, 2021 in the manner set forth below. This agreement may not be amended and shall automatically expire at the close of business on February 28, 2021 without further action by either party.

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Harbor Capital Appreciation Fund: We agree to reduce our advisory fee from 0.60% to 0.56% on assets between $5 billion and $10 billion, to 0.54% on assets between $10 billion and $20 billion and to 0.53% on assets over $20 billion.

•	Harbor Mid Cap Growth Fund: We hereby agree to reduce our advisory fee from 0.75% to 0.72%.

•	Harbor Mid Cap Value Fund: We agree to reduce our advisory fee from 0.75% to 0.70% on assets over $350 million and to 0.65% on assets over $1 billion.

•	Harbor Emerging Markets Equity Fund: We hereby agree to reduce our advisory fee rate from 0.95% to 0.80%.

•	Harbor Global Leaders Fund: We hereby agree to reduce our advisory fee rate from 0.75% to 0.70%.

•	Harbor Bond Fund: We agree to reduce our advisory fee from 0.48% to 0.43% on assets between $1 billion and $3 billion and to 0.405% on assets over $3 billion.

•	Harbor Convertible Securities Fund: We agree to reduce our advisory fee from 0.65% to 0.60% on all assets.

•	Harbor High-Yield Bond Fund: We agree to reduce our advisory fee from 0.60% to 0.508% on all assets.

•	Harbor Money Market Fund: We agree to reduce our advisory fee from 0.20% to 0.18% on all assets.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

Agreed and Accepted

HARBOR FUNDS

By:
Charles F. McCain, President

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborfunds.com